CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated May 29, 2026, relating to the financial statements and financial highlights of BHILL Fund, a series of Advisor Managed Portfolios, which are included in Form N-CSR for the period ended March 31, 2026, and to the references to our firm under the headings “Financial Highlights” in the Prospectus, and “Other Service Providers” in the Statement of Additional Information.

/s/ Cohen & Company, Ltd.
COHEN & COMPANY, LTD.
Philadelphia, Pennsylvania
July 24, 2026